Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Employees Stock Purchase Plan of McCormick & Company, Incorporated and subsidiaries of our reports dated January 27, 2009, with respect to the consolidated financial statements of McCormick & Company, Incorporated and subsidiaries and the effectiveness of internal control over financial reporting of McCormick & Company, Incorporated, incorporated by reference in its Annual Report (Form 10-K) for the year ended November 30, 2008, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

April 14, 2009